      As filed with the Securities and Exchange Commission on July 27, 2001

                                               Registration No. 333-____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                              STARBASE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                  7372                            33-0567363
  (State or other jurisdiction             (Primary Standard Industrial             (IRS employer
of incorporation or organization)           Classification Code Number)          Identification number)


                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)


                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                               New York, NY 10174
                                 (212) 704-6000

--------------------------------------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         Proposed
                                       Amount             Maximum                Proposed
                                        To Be            Aggregate                Maximum                Amount of
    Title of each class of           Registered          Price Per                Aggregate             Registration
 Securities to be registered             (1)              Share(2)             Offering Price                Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share                    18,808,280            $1.67               $31,409,827.60            $7,852.46
                                     ----------                                --------------            ---------
Total                                18,808,280                                $31,409,827.60            $7,852.46
                                     ==========                                ==============            =========
====================================================================================================================

-----------

(1) Represents the shares of common stock being registered for resale by the selling stockholders. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions included in the warrant agreements, including, among others, stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average ($1.67) of the high ($1.72) and low ($1.62) price of the common stock on the Nasdaq National Market on July 24, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                      An Exhibit Index appears on page E-1

The information on this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                18,808,280 SHARES

                              STARBASE CORPORATION

                                  COMMON STOCK

o The shares of common stock offered by this prospectus are being sold by the selling stockholders.

o    We will not receive any proceeds from the sale of these shares.

o Our common stock is traded on the Nasdaq National Market under the symbol "SBAS." On July 24, 2001, the last reported sale price for our common stock as reported by the Nasdaq National Market was $1.64 per share.


THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

           ----------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ----------------------------------------------------------


                  The date of this prospectus is July ___, 2001

                                TABLE OF CONTENTS


Risk Factors.............................................................  3

Forward-Looking Statements............................................... 10

Use of Proceeds.......................................................... 10

Selling Stockholders..................................................... 10

Plan of Distribution..................................................... 17

Where You Can Find More Information...................................... 18

Indemnification of Directors and Officers................................ 19

Legal Matters............................................................ 19

Experts.................................................................. 19

                                  RISK FACTORS

OUR BUSINESS IS SUBJECT TO A VARIETY OF RISKS AND SPECIAL CONSIDERATIONS. AS A RESULT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS DOCUMENT AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN OUR SHARES OF COMMON STOCK.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. IF WE ARE ADVERSELY AFFECTED BY SUCH RISKS, THEN THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

Our revenues and operating results for any quarter are not necessarily indicative of results to be expected in future periods. We expect our common stock price to vary with our operating results and, consequently, any adverse fluctuations in our operating results could have an adverse effect on our stock price. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

     o the size and timing of customer orders and the recognition of revenue from those orders;

     o   changes in budgets or purchasing patterns of our customers;

     o increased pricing pressure from competitors in the software and Internet industries;

     o the introduction and market acceptance of new technologies and standards;

     o the integration of people, operations, and products from acquired businesses and technologies;

     o   changes in operating expenses and personnel; and

     o changes in general and specific economic conditions in the software and Internet industries.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES

Since our inception, we have had a history of losses and as of March 31, 2001 we had an accumulated deficit of $74,857,000. Further, our cash requirements to run our business have been and will continue to be significant. In the past, we have had negative cash flow from operations. We anticipate incurring additional losses until we can successfully develop, market and distribute our products. Developing software products is difficult and time consuming and requires the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses. The likelihood of the success of our business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with the development of new software technologies. Further, our ability to achieve or sustain our revenue or profit goals depends on a number of factors outside of our control, including the extent to which:

     o there is market acceptance of commercial services utilizing our products;

     o our competitors announce and develop competing products or significantly lower their prices; and

     o   our customers promote our product.

We may not be able to achieve our goals and become profitable.

WE RELY HEAVILY ON SALES OF STARTEAM AND IF IT DOES NOT SUSTAIN OR INCREASE MARKET ACCEPTANCE, WE ARE LIKELY TO EXPERIENCE LARGER LOSSES

For the year ended March 31, 2001, we generated 50% of our total revenues and 66% of our licensing revenues from licenses of our StarTeam product line. We believe that revenues generated from StarTeam will continue to account for a large percentage of our revenues for the foreseeable future. A decline in the price of, or demand for, StarTeam would have a material adverse effect on our business, operating results and financial condition. The following events may reduce the demand for StarTeam:

     o   competition from other products;

     o flaws in our software products or incompatibility with third-party hardware or software products;

     o   negative publicity or evaluation of our company; or

     o obsolescence of the hardware platforms or software environments in which our systems run.

In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of StarTeam. If we fail to deliver product enhancements or new products for our customers it will be difficult for us to succeed.

WE FACE INTENSE COMPETITION FOR E-BUSINESS SOFTWARE, WHICH COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS

The eBusiness software market is intensely competitive and rapidly evolving. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition to intensify in the future. Our principal competitors include in-house development efforts by potential customers or partners, vendors of code management software, and vendors of content management software. Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. If we fail to compete successfully against current or future competitors, we could lose customers and our business, operating results and financial condition would suffer.

THE SALES CYCLE FOR OUR PRODUCTS CAN BE LONG AND MAY HARM OUR OPERATING RESULTS

The period of time between initial customer contact and an actual sales order may span several months. This long sales cycle increases the risk that we will not forecast our revenue accurately and adjust our expenditures accordingly. The longer the sales cycle, the more likely a customer is to decide not to purchase our products or to scale down its order of our products for various reasons, including changes in our customers' budgets and purchasing priorities and actions by competitors, including introduction of new products and price reductions. In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation process.

WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL, WHICH IS PARTICULARLY DIFFICULT FOR US BECAUSE WE COMPETE WITH OTHER SOFTWARE COMPANIES WHERE COMPETITION FOR PERSONNEL IS EXTREMELY INTENSE

Our success depends on our ability to attract and retain qualified, experienced employees. We compete in a relatively new market and there are a limited number of people who have acquired the skills needed to provide the services that our clients demand. We compete for experienced engineering, sales and consulting personnel with Internet professional services firms, software vendors, consulting firms and professional services companies. Since we may issue options as compensation to recruit employees, the volatility of the market price of our common stock may make it difficult for us to attract and retain highly qualified employees.

In addition, our customers that license our software generally engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. While we have recently established relationships with some third-party service providers, we continue to be the primary provider of these services. Competition for qualified services personnel with the appropriate Internet specific knowledge is intense. We could also experience deterioration in service levels or decreased customer satisfaction. Any of these events could disrupt our business and have a materially adverse effect on our business, operating results and financial condition.

IF WE DO NOT DEVELOP OUR INDIRECT SALES CHANNEL, OUR REVENUES MAY DECLINE

Domestic and international resellers and original equipment manufacturers may be able to reach new customers more quickly or more effectively than our direct sales force. Although we are currently investing and plan to continue to invest significant resources to develop these indirect sales channels, we may not succeed in establishing a channel that can market our products effectively and provide timely and cost-effective customer support and services. In addition, we may not be able to manage conflicts across our various sales channels, and our focus on increasing sales through our indirect channel may divert management resources and attention from our direct sales efforts.

IF WE DO NOT CONTINUE TO RECEIVE REPEAT BUSINESS FROM EXISTING CUSTOMERS, OUR REVENUE WILL SUFFER

We generate a significant amount of our software license revenues from existing customers. Most of our current customers initially purchase a limited number of licenses as they implement and adopt our products. Even if the customer successfully uses our products, customers may not purchase additional licenses to expand the use of our products. Purchases of expanded licenses by these customers will depend on their success in deploying our products, their satisfaction with our products and support services and their use of competitive alternatives. A customer's decision to widely deploy our products and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our products or services. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require the functionality of our new products and may decide not to license these products.

OUR PRODUCTS COULD BECOME OBSOLETE IF WE ARE UNABLE TO ADAPT TO THE RAPID CHANGES IN THE E-BUSINESS MARKET

Rapidly changing Internet technology and standards may impede market acceptance of our products. The continued success of our products will require us to develop and introduce new technologies and to offer functionality that we do not currently provide. We may not be able to quickly adapt our products to new Internet technology. If Internet technologies emerge that are incompatible with StarTeam or other new Internet products that we develop, our products may become obsolete and existing and potential new customers may seek alternatives. The following factors characterize the markets for our products:

     o   rapid technological advances;

     o   evolving industry standards, including operating systems;

     o   changes in end-user requirements; and

     o   frequent new product introductions and enhancements.

To succeed, we will need to enhance our current products and develop new products on a timely basis to stay current with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly eBusiness software technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could cause us to lose market share and have a material adverse effect on our business, operating results and financial condition.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, THE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR FINANCIAL PERFORMANCE MAY SUFFER

To offer products and services to a larger customer base our direct sales force depends on strategic partnerships and marketing alliances to obtain customer leads, referrals and distribution. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, our ability to increase our sales will be harmed. We would also lose anticipated customer introductions and co-marketing benefits. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITION OF WORLDWEB.NET, INC.

We acquired worldweb.net, Inc. on February 20, 2001. The success of this acquisition will depend on our ability to:

     o   successfully integrate and manage its technology and operations;

     o   retain its software developers;

     o develop and market new products and enhance existing products based on its technology; and

     o   retain its customer base.

Our failure to successfully address the risks associated with our acquisition of worldweb.net could hurt our ability to develop and market products based on its technology.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITION OF TECHNOLOGY BUILDERS, INC.

We acquired Technology Builders, Inc. on February 23, 2001. The success of this acquisition will depend on our ability to:

     o   successfully integrate and manage its technology and operations;

     o   retain its software developers;

     o develop and market new products and enhance existing products based on its technology; and

     o   retain its customer base.

Our failure to successfully address the risks associated with our acquisition of Technology Builders could hurt our ability to develop and market products based on its technology.

WE MAY ACQUIRE ADDITIONAL TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD RESULT IN DILUTION TO OUR STOCKHOLDERS AND/OR DISRUPT OUR BUSINESS

We may acquire additional technologies, assets or companies in the future through a merger, acquisition, joint venture or other structure. We may not be able to identify, acquire, profitably manage or successfully integrate any acquired business without substantial expense, delay or other operational or financial problems. Entering into an acquisition entails many risks, including:

     o   diversion of management's attention from other business concerns;

     o   failure to integrate and manage the combined company's business;

     o potential loss of key employees, including software developers and other information technology, or IT, professionals, from either our business or an acquired business;

     o dilution to our existing stockholders as a result of issuing common stock or other securities; and

     o   assumption of liabilities of an acquired company.

Any of these risks could significantly harm our business, operating results or financial condition or result in dilution to our stockholders. We have no current agreements with respect to any future acquisitions.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

To date, we have derived most of our revenues from sales to North American customers. We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

     o   costs of customizing products for foreign countries;

     o   foreign currency risks;

     o   dependence on local vendors;

     o compliance with multiple, conflicting and changing governmental laws and regulations;

     o   longer sales cycles; and

     o   import and export restrictions and tariffs.

As a result of these competitive barriers to entry and risks, we cannot assure you that we will be able to successfully market, sell and deliver our products and services in international markets.

WE MAY FAIL TO EFFECTIVELY MANAGE AND SUPPORT OUR ANTICIPATED GROWTH IN
OPERATIONS

To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy, further develop and enhance products and expand our service capabilities. To manage anticipated growth resulting from this strategy, we must:

     o continue to implement and improve our operational, financial and management information systems;

     o   hire, train and retain qualified personnel;

     o   continue to expand and upgrade core technologies; and

     o effectively manage multiple relationships with our customers, applications developers and other third parties.

If we fail to manage and support our growth as planned, our business strategy and the anticipated growth in revenues and our profitability may not be achieved.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

Our success depends significantly on our ability to protect our proprietary technologies. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services to our detriment. We rely on a combination of trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection.

OUR PRODUCTS USE TECHNOLOGY THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND OTHER COSTS

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. For example, we inadvertently may be infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to be infringing such patent when it issues in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on commercial terms that are not favorable to us. A successful claim of product infringement against us, or our failure to license the infringed or similar technology, may cause us to delay or cancel shipment of our products or result in significant costs. This could hurt our revenues and profitability and result in a material adverse effect on our business, operating results and financial condition. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

OUR FAILURE TO DELIVER DEFECT-FREE SOFTWARE COULD RESULT IN GREATER LOSSES AND HARMFUL PUBLICITY

Our software products are complex and may contain defects or failures. Moreover, third parties may develop and spread computer viruses that may damage the functionality of our software products. Any of these events may result in delayed or lost revenues, loss of market share, failure to achieve market acceptance, reduced customer satisfaction, diversion of development resources, product liability or warranty claims against us, and damage to our reputation. Although we maintain liability insurance, this insurance coverage may not be adequate to cover losses from claims against us. Further, defending a product liability lawsuit, regardless of its merits, could harm our business because it entails substantial expense and diverts the time and attention of key management personnel.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR E-BUSINESS

Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. Enterprises that have already invested substantial resources in other methods of conducting eBusiness may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Any of these factors could inhibit the growth of eBusiness solutions and in particular the market's acceptance of our products and services. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt new legislation or regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could directly or indirectly harm us to the extent that they impact our business, customers and potential customers. We cannot predict if or how any future legislation or regulations would impact our business. Although many of these regulations may not apply to our business directly, we expect that laws regulating or affecting commerce on the Internet could indirectly harm our business.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

We expect cash on hand, cash equivalents, our line of credit and cash from future operations to meet our current working capital and capital expenditure needs. We may need to raise additional funds for other purposes and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. If we cannot raise necessary funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could have a material adverse effect on our business, operating results and financial condition.

                          FORWARD - LOOKING STATEMENTS

     In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                 USE OF PROCEEDS

     The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.

                              SELLING STOCKHOLDERS

     This prospectus covers the resale by the selling stockholders of 18,808,280 shares of our common stock.

     Except as indicated in the tables below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling stockholder. The selling stockholders acquired all of these shares in connection with our acquisition of worldweb.net, Inc., a Delaware corporation and Technology Builders, Inc., a Georgia corporation. Table I lists the selling stockholders who acquired shares in the TBI acquisition. Table II lists the selling stockholder who acquired shares in the worldweb.net, Inc. acquisition.

     We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

     The tables below lists information regarding the selling stockholders' ownership of shares of our common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of its representatives advise us of such changes, we will report those changes in a supplement to this document, if required. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position of office, or has had any material relationship, with us or any parties related to us, within the past three years. The percentage of ownership columns set forth in the tables below are based upon 69,780,458 shares of common stock outstanding as of July 20, 2001.

     Included in the list of selling stockholders in Table I below is the resale of 209,602 shares of common stock by Updata Capital received for services rendered by Updata under terms of the Agreement and Plan of Merger, dated February 23, 2001, among us, TBI Acquisition Corp., Technology Builders, Inc. and Mr. Nicholas Kavadellas.

     The Selling Stockholders set forth in Table I have entered into a registration rights agreement whereby we agreed to register their shares with the SEC to permit secondary trading. The selling stockholders have agreed to limit the sale of their shares to the public over a lock-up period of 18 months. Each selling stockholder may publicly sell one-eighteenth of their shares per month beginning on February 23, 2001.

     The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.

              TABLE I: Technology Builders Inc. Acquisition Shares

                                                                                             Amount         Percentage
                                             Amount          Percentage                   Beneficially      Beneficially
                                          Beneficially      Beneficially                     Owned             Owned
                                           Owned Prior       Owned Prior    Amount         Following         Following
          Name                             to Offering       to Offering    Offered         Offering          Offering
------------------------                  ------------      ------------   ---------       ------------      ------------
Kevin Ablett                                     3,542              *          3,542             0                0%
James R. Azar (1)                              204,115              *        204,115             0                0
Richard Bender (2)                              88,592              *         88,592             0                0
Lawrence Boldt (3)                              76,543              *         76,543             0                0
Damian Burke                                     7,087              *          7,087             0                0
Mark Burns                                      10,631              *         10,631             0                0
Mark Chapman                                    70,874              *         70,874             0                0
Cordova Enhanced Fund, LP (4)                2,229,886            3.2%     2,229,886             0                0
Cordova Intellimedia Ventures, LP (5)          282,112              *        282,112             0                0
Mark Crumpton                                   70,874              *         70,874             0                0
Amy Curry                                       23,033              *         23,033             0                0
Cecilia Ducey (6)                                6,201              *          6,201             0                0
James Ducey (7)                                178,600              *        178,600             0                0
Mike Foley                                       5,669              *          5,669             0                0
Dan Gallagher                                      354              *            354             0                0
Nicholas Kavadellas (8)                        649,840              *        649,340           500                *
Kavadellas Enterprises, Inc. (9)                 1,275              *          1,275             0                0
Clay Keller                                      5,905              *          5,905             0                0
Megan Kim                                        4,429              *          4,429             0                0
William E. Lewis                                 5,314              *          5,314             0                0
Robert Loren (10)                               12,757              *         12,757             0                0
Terrance Luckett                                   176              *            176             0                0
Vinod Malik                                      1,771              *          1,771             0                0
Ted Marriott                                     1,771              *          1,771             0                0
Jim McGarrity                                    5,314              *          5,314             0                0
John Morey                                       7,087              *          7,087             0                0
Joe Nodzak                                       9,744              *          9,744             0                0
Oberlin Capital (11)                           427,571              *        427,571             0                0
Guajolote Ranch (12)                            42,523              *         42,523             0                0
River Cities Capital Funds (13)              2,427,365            3.5%     2,427,365             0                0
Melissa Roberts                                    266              *            266             0                0
Rick Schluter                                    1,477              *          1,477             0                0
David Schwickerath (14)                        278,473              *        278,473             0                0
George M. Shea and Frances M. Shea              42,523              *         42,523             0                0
Christopher R. Stanley (15)                        590              *            590             0                0
Jennifer L Stanley (16)                             59              *             59             0                0
Megan Steinebach (Cantrell)                        176              *            176             0                0
Christine Stengle                                6,201              *          6,201             0                0
Stonehenge Partners (17)                     2,780,177            4.0%     2,780,177             0                0
Pamela Taylor                                    1,062              *          1,062             0                0
Carole Turner                                    9,922              *          9,922             0                0
Matt Larry Turner                                2,363              *          2,363             0                0
Updata Capital (18)                            209,602              *        209,602             0                0
David Valentine                                 21,261              *         21,261             0                0
Susan Valladares                                   708              *            708             0                0
David C. Wetmore (19)                          278,449              *        278,449             0                0
Steven E. Wolff                                 11,516              *         11,516             0                0

------------------
  *  Represents less than one percent.

 (1) James Azar is a vice president of the Caliber division of our company.

 (2) Richard Bender was a vice president of CaliberRBT for our company from February through July 2001.

 (3) Lawrence Boldt is a vice president of presales for our company.

 (4) The natural person who exercises control over these shares is Ralph R. Wright Jr. Mr. Wright is the President of Cordova Capital II LLC and General Partner of Cordova Enhanced Fund, LP

 (5) The natural person who exercises control over these shares is Frank K. Dalton. Mr. Dalton is the Managing Director of Cordova Intellimedia LLC and General Partner of Cordova Intellimedia Ventures, LP.

 (6) Does not include 178,600 shares of common stock held of record by her spouse, James Ducey, of which Mrs. Ducey disclaims beneficial ownership.

 (7) Does not include 6,201 shares of common stock held of record by his spouse, Cecilia Ducey, of which Mr. Ducey disclaims beneficial ownership. James Ducey is a regional sales manager for our company.

 (8) 500 shares of common stock owned prior to offering are not included in this offering. Does not include 1,275 shares held of record by Kavadellas Enterprises, Inc., of which Mr. Kavadellas disclaims beneficial ownership. Mr. Kavadellas is an Executive Vice President of Software Products for our company.

 (9) Does not include 649,840 shares of common stock held of record by Mr. Kavadellas, of which Kavadellas Enterprises Inc. disclaims beneficial ownership. The natural person who exercises control over these shares is Nicholas Kavadellas, President of Kavadellas Enterprises, Inc.

(10) Mr. Loren is a regional sales manager for our company.

(11) The natural person who exercises control over these shares is Robert G. Shepley, Jr., President of the General Partner of Oberlin Capital.

(12) The natural person who exercises control over these shares is Diana S. Calvert, Treasurer.

(13) The natural person who exercises control over these shares is Edward T. Robinson, President, Mayson, Inc., General Partner of River Cities Management L.P., General Partner of River Cities Capital Fund L.P.

(14) David Schwickerath is a Senior Vice President of sales south and east for our company.

(15) Does not include 59 shares of common stock held of record by his spouse, Jennifer L. Stanley, of which Mr. Stanley disclaims beneficial ownership.

(16) Does not include the 590 shares of common stock held of record by her spouse, Christopher R. Stanley, of which Mrs. Stanley disclaims beneficial ownership.

(17) The natural person who exercises control over these shares is Brad Pospichel, Principal.

(18) The natural person who exercises control over these shares is David C. Wetmore, Managing Director. Does not include 278,449 shares of common stock held of record by Mr. Wetmore, of which Updata Capital disclaims beneficial ownership.

(19) Does not include 209,602 shares owned by Updata Capital, of which Mr. Wetmore disclaims beneficial ownership.

         Table II below sets forth the selling stockholders who will receive shares of common stock in connection with distributions by Worldweb Investors, LLC, an entity who received an aggregate of 8,300,000 shares of common stock in the worldweb.net, Inc. acquisition and is currently the record owner of such shares. Worldweb Investors, LLC, a limited liability company, was formed immediately prior to the effective time of the worldweb.net, Inc. acquisition by the former holders of the preferred stock and notes of worldweb.net, Inc. and its management. The shares held by Worldweb Investors, LLC will be distributed in accordance with an agreed upon formula among the members. Worldweb Investors, LLC will pay the expenses associated with such distributions, primarily legal and accounting costs, and it will sell shares to pay such expenses. Distributions by the Worldweb Investors, LLC will begin the date that the SEC declares the registration statement effective and will continue on a monthly basis until all such stock has been distributed. It is anticipated that such distributions will be complete by February 2003.

     Table II sets forth reasonably likely maximum amounts each selling stockholder will receive as distributions under their agreement. The reasonably likely maximum numbers of shares were determined utilizing assumed market prices of our common stock of $0.62, $3.52 or $20.00, which we believe were reasonable. However, each selling stockholder may receive a greater or lesser number of shares listed on the table below depending upon fluctuations in our stock price. Under no event will the aggregate number of shares received by all selling stockholders exceed 8,300,000. Under the agreement, the distribution of the common stock will occur in the exact order of preference as follows and no distribution will be made to the next preference group until all amounts are distributed to the prior preference groups: (1) a sufficient number of shares will be held in reserve to pay the expenses of the distributions undertaken by the Worldweb Investors, LLC which will occur from time to time; however, the exact number of these shares is uncertain and will depend upon the professional work required to be performed and our stock price at the time of distribution;
(2) shares with a market value of $4,595,277 will be distributed to the Class A unitholders, (3) up to 985,500 shares will be distributed to the former management team of worldweb as compensation for the performance of their duties through the completion of our merger; (4) shares with a market value of $20,532,638 will be distributed to the Class B unitholders; (5) shares with a market value of $3,100,000 will be distributed to the Class C unitholders; (6) up to 862,786 shares will be distributed to former executive management in accordance with an executive transition services agreement; and (7) shares with a market value of $1,949,004 will be distributed to the Class B unitholders. Any amounts remaining after all of these distributions have been made shall be distributed approximately 70% to the Class B unitholders and 30% to the Class C unitholders, respectively. In some circumstances, management members may be entitled to a portion of these distributions in lieu of the Class B and Class C unitholders.

                 TABLE II: worldweb.net Inc. Acquisition Shares

                                                                                                 Amount         Percentage
                                             Amount          Percentage                       Beneficially      Beneficially
                                          Beneficially      Beneficially                         Owned             Owned
                                           Owned Prior       Owned Prior    Amount             Following         Following
          Name                             to Offering       to Offering    Offered             Offering         Offering
------------------------                  ------------      ------------   ----------         ------------      ------------
Worldweb Investors, LLC (1)                   952,419             1.4%        952,419               0               0%
1 Eagle Trust (2)                             634,907               *         634,907               0               0
Aaron Wolfson (3)                              27,940               *          27,940               0               0
ABN AMRO Private Equity (2)                 1,754,364             2.5%      1,754,364               0               0
Abraham Wolfson                                13,970               *          13,970               0               0
Alfred University (4)                         132,421               *         132,421               0               0
Allen D. Jebsen and Ghoncheh S. Jebsen         14,760               *          14,760               0               0
Anglo American Security Fund LP (5)            59,041               *          59,041               0               0
Arthur C. Merrill, Jr.                         14,760               *          14,760               0               0
Brian Loew                                    125,000               *         125,000               0               0
Brian Robbins                                  20,000               *          20,000               0               0
Burnham Capital (2)                           141,073               *         141,073               0               0
Core Technology Fund (2)                      137,296               *         137,296               0               0
David Bosserman                               453,595               *         453,595               0               0
Dawn Dobras (6)                                 8,434               *           8,434               0               0
Drake Associates (5)                           59,041               *          59,041               0               0
Eli Levitin                                     6,985               *           6,985               0               0
Endeavor Asset Management (7)                  69,849               *          69,849               0               0
Eric B. Swergold (8)                            4,217               *           4,217               0               0
Executive Technology LP (4)                    54,021               *          54,021               0               0

                                                                                                 Amount         Percentage
                                             Amount          Percentage                       Beneficially      Beneficially
                                          Beneficially      Beneficially                         Owned             Owned
                                           Owned Prior       Owned Prior    Amount             Following         Following
          Name                             to Offering       to Offering    Offered             Offering         Offering
------------------------                  ------------      ------------   ----------         ------------      ------------
Friedman, Billings, Ramsey & Co., Inc.(9)      35,000               *          35,000               0               0
Foundation Partners Fund GP (4)                65,536               *          65,536               0               0
Gruber & McBaine International (10)           280,598               *         105,431         175,167               *
Horizon Cayman Trading Limited (11)           279,397               *         279,397               0               0
J. Patterson McBaine (12)                      32,021               *          29,521           2,500               *
Jon D. Gruber (13)                             93,905               *          42,172          51,733               *
Karla Leavell                                  20,000               *          20,000               0               0
Lagunitas Partners LP (14)                    725,626             1.0%        316,293         409,333               *
Lawrence B. Henry III (15)                    396,076               *         396,076               0               0
Liebro Partners LLC (16)                        6,985               *           6,985               0               0
Marc Levy                                      83,519               *          83,519               0               0
Matrix Technology Group (4)                    29,295               *          29,295               0               0
Morris Wolfson (17)                            13,970               *          13,970               0               0
MWDD Partners (17)                             13,970               *          13,970               0               0
MWDI Partnership (17)                          13,970               *          13,970               0               0
New Dimension Trading Limited (11)            279,397               *         279,397               0               0
O.R. Grace Grandchildren Trust (18)            59,041               *          59,041               0               0
Oliver R. Grace Jr. (5)                        88,562               *          88,562               0               0
Rhodes Partners, LLC (19)                   2,257,655             3.2%      2,257,655               0               0
Riggs Capital Partners (20)                   843,448               *         843,448               0               0
Rochester Institute of Technology (4)         428,640               *         428,640               0               0
Sam L. Lim IRA Rollover                        13,970               *          13,970               0               0
Sci-Tech Investment Partners LP (4)            94,716               *          94,716               0               0
SG Partners LP (4)                            209,883               *         209,883               0               0
Steve Smail                                    12,500               *          12,500               0               0
Tampsco Partnership II (4)                     19,062               *          19,062               0               0
TCF Partners Limited Partnership (21)         279,397               *         279,397               0               0
Thomas Giles                                   76,754               *          76,754               0               0
Thomas R. Evans                                33,262               *          33,262               0               0
Tim Davenport                                 702,595             1.0%        702,595               0               0
Valhalla Capital LP (22)                       55,880               *          55,880               0               0
Walt Disney Company Retirement Plan (4)     1,041,237             1.5%      1,041,237               0               0
Wheatley Foreign Partners LP (23)              77,131               *          77,131               0               0
Wheatley Partners LP (23)                     910,410             1.3%        910,410               0               0
William Gossman                               253,034               *         253,034               0               0
Wolfson Equities (3)                          337,379               *         337,379               0               0
WW Venture Capital LLC (24)                   279,397               *         279,397               0               0
Yale University (4)                           274,926               *         274,926               0               0
Yale University Retirement Plan for Staff
  Employees (4)                                38,054               *          38,054               0               0
Zinsmeyer Trusts Partnership (25)              13,970               *          13,970               0               0

--------------
  *  Represents less than 1%

 (1) An internal management committee controls these shares. Each of the majority of Class A unitholders, the majority of Class B unitholders and the majority of Class C unitholders is entitled to designate one member of the management committee. The current members of the management committee are Keith Walz, David Bogetz and Alice Rogoff-Rubenstein.

 (2) The natural person who exercises control over these shares is Keith Walz, as Managing Director. Mr. Walz is Managing Director of ABN Amro Private Equity, 1 Eagle Trust and Burnham Capital, LLC. Each fund disclaims beneficial ownership of the other funds controlled by Mr. Walz.

 (3) The natural person who exercises control over these shares is Aaron Wolfson. Besides receiving shares in his own name, Aaron Wolfson is also General Partner of Wolfson Equities. Aaron Wolfson and Wolfson Equities disclaim beneficial ownership of the other funds or shares controlled by Aaron Wolfson.

 (4) The natural person who exercises control over these shares is Seymour Goldblatt. Mr. Goldblatt is President of S-Squared Technology Corporation, which is an Investment Advisor for Alfred University, Foundation Partners Fund GP, Rochester Institute of Technology Corporation, Tampsco Partnership II, Walt Disney Company Retirement Plan, Yale University, Yale University Retirement Plan for Staff Employees. S-Squared Technology Corporation is a General Partner for Executive Technology LP, Sci-Tech Investment Partners LP and SG Partners, LP. Mr. Goldblatt is a Managing Director of Core Technology Fund, Inc. and Matrix Technology Group N.V. Each fund disclaims beneficial ownership of the other funds controlled by Mr. Goldblatt.

 (5) The natural person who exercises control over these shares is Oliver R. Grace, Jr. Mr. Grace, Jr. is the co-chairman of Associated Asset Management, Inc., the General Partner of Drake Associates LP and of Anglo American Security Fund LP. Mr. Grace, Jr. may also receive common stock in his own name. Mr. Grace, Jr. and each of the funds disclaim beneficial ownership of the other funds or shares controlled by Mr. Grace, Jr.

 (6) The natural person who exercises control over these shares is Dawn Dobras. Ms. Dobras is the spouse of Mr. Eric B. Swergold. Does not include 424,100 shares of common stock owned prior to the offering, which are under the control of Gruber & McBaine Capital Management. Also does not include common stock to be distributed to Gruber & McBaine International, Lagunitas Partners LP, Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold, of which Dawn Dobras disclaims beneficial ownership.

 (7) The natural person who exercises control over these shares is Mark Fain. Mr. Fain is a member of G.P. PMC Advisers.

 (8) The natural person who exercises control over these shares is Eric B. Swergold. Mr. Swergold is a member of Gruber & McBaine Capital Management LLC and he is the spouse of Dawn Dobras. Does not include 424,100 shares of common stock owned prior to the offering, which are under the control of Gruber & McBaine Capital Management. Also does not include common stock to be distributed to Gruber & McBaine International, Lagunitas Partners LP, Jon D. Gruber, J. Patterson McBaine , and Dawn Dobras, of which Eric B. Swergold disclaims beneficial ownership.

 (9) The natural person who exercises control over these shares is Kurt Harrington as Chief Financial Officer.

(10) The natural person who exercises control over these shares is J. Patterson McBaine. Mr. McBaine is a member manager of Gruber & McBaine Management LLC, which is an investment advisor to Gruber & McBaine International. 175,167 shares of common stock owned prior to offering are not included in this offering. Does not include shares of common stock to be distributed to Lagunitas Partners LP, Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold and Dawn Dobras, of which Gruber & McBaine International disclaims beneficial ownership.

(11) The natural person who exercises control over these shares is Chana Edelstein. Chana Edelstein is a Director of New Dimension Trading Limited and Horizon Cayman Trading Limited. Each fund disclaims beneficial ownership of the other fund controlled by Chana Edelstein.

(12) 2,500 shares of common stock owned prior to offering are not included in this offering. Does not include 424,100 shares of common stock owned prior to the offering, which are under the control of Gruber & McBaine Capital Management, of which Mr. McBaine disclaims beneficial ownership. Also does not include shares of common stock to be distributed to Gruber & McBaine International, Lagunitas Partners LP, Jon D. Gruber, Eric B. Swergold and Dawn Dobras, of which J. Patterson McBaine disclaims beneficial ownership.

(13) 51,733 shares of common stock owned prior to offering by immediate family members are not included in this offering. Does not include 424,100 shares of common stock owned prior to the offering, which are under the control of Gruber & McBaine Capital Management. Also does not include common stock to be distributed to Gruber & McBaine International, Lagunitas Partners LP, J. Patterson McBaine, Eric B. Swergold and Dawn Dobras. Jon D. Gruber, who is a member manager of Gruber & McBaine Capital Management, disclaims beneficial ownership for all of the shares that are excluded from this offering.

(14) The natural person who exercises control over these shares is J. Patterson McBaine. Mr. McBaine is a member manager of Gruber & McBaine Capital Management, which is a General Partner of Lagunitas Partners LP. 409,333 shares of common stock owned prior to offering are not included in this offering. Does not include shares of common stock to be distributed to Gruber & McBaine International, Jon D. Gruber, J. Patterson McBaine, Eric
     B. Swergold and Dawn Dobras, of which Lagunitas Partners LP disclaims beneficial ownership.

(15) Mr. Lawrence B. Henry III is vice president, General Manager for our company.

(16) The natural person who exercises control over these shares is Ron Liebowitz. Mr. Liebowitz is a Managing Member of the Liebro Partners LLC.

(17) The natural person who exercises control over these shares is Morris Wolfson. Besides receiving shares in his own name, Morris Wolfson is General Partner of MWDD Partners and of MWDI Partnership. Morris Wolfson and each fund disclaim beneficial ownership of the other shares and funds controlled by Mr. Morris Wolfson.

(18) The natural people who exercises control over these shares is Frank Baker and Gerry White. Mr. Baker is the Trustee and Mr. White is the Investment Advisor for the O.R. Grace Grandchildren Trust.

(19) The natural person who exercises control over these shares is David M. Rubenstein. Mr. Rubenstein is the Managing Director of Rhodes Partners, LLC. Alice Rogoff-Rubenstein and David Rubenstein beneficially own shares of Starbase Corporation common stock attributable to Rhodes Partners, LLC.

(20) The natural person who exercises control over these shares is J. Carter Beese, Jr. Mr. Beese, Jr. is President of Riggs Capital Partners.

(21) The natural person who exercises control over these shares is Edward L. Cohen. Mr. Cohen is a General Partner, TCF Partners Limited Partnership.

(22) The natural person who exercises control over these shares is Nancy Casey. Ms. Casey is a Managing Member of Valhalla Capital Management, LLC.

(23) The natural person who exercises control over these shares is Barry Rubenstein. Mr.Rubenstein is CEO of Wheatley Foreign Partners LP, General Partner and of Wheatley Partners LP, General Partner. Each fund disclaims beneficial ownership of the other except to the extent of its equity interest.

(24) The natural person who exercises control over these shares is Steve Schlamm. Mr. Schlamm is a managing member of WW Venture Capital LLC.

(25) The natural person who exercises control over these shares is Andrew R. Zinsmeyer. Mr. Zinsmeyer is Managing Partner of Zinsmeyer Trusts Partnership.

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

     o On any U.S. securities exchange on which our common stock may be listed at the time of such sale;

     o   In the over-the-counter market;

     o In transactions other than on such exchanges or in the over-the-counter market;

     o   In connection with short sales; or

     o   In a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers may either receive discounts or commission from the selling stockholder, or they may receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sell the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

     (1) the name of any such broker-dealers;

     (2) the number of shares involved;

     (3) the price at which such shares are to be sold;

     (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     (5) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

     (6) other facts material to the transaction.

     The registration rights agreements entered into among us and the selling stockholders have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement of a material fact or any omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the selling stockholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and about this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1.  Annual Report on Form 10-K for the fiscal year ended March 31, 2001;
         and

     2. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995.

     You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707-8713, Attention: Investor Relations.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

     Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or to our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

     We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $10,000,000 through 2001.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Jenkens & Gilchrist Parker Chapin LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary.

                                     EXPERTS

     The financial statements as of March 31, 2001 and 2000 for the years ended March 31, 2001, 2000 and 1999, incorporated by reference in this prospectus from Starbase Corporation's Annual Report on Form 10-K for the year ended March 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ________________.

                                ----------------

TABLE OF CONTENTS                                                 PAGE
-----------------                                                 ----

Risk Factors                                                        3

Forward-Looking Statements                                         10

Use of Proceeds                                                    10

Selling Stockholders                                               10

Plan of Distribution                                               17

Where You Can Find More Information                                18

Indemnification of Directors and Officers                          19

Legal Matters                                                      19

Experts                                                            19

--------------------------------------------------------------------------------


                       18,808,280 SHARES OF COMMON STOCK


                              STARBASE CORPORATION


                                  -------------


                                   PROSPECTUS

                                  -------------

                                 JULY ___, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

     Securities and Exchange Commission registration fee     $ 7,853
     Legal fees and expenses (1)                              20,000
     Accounting fees and expenses (1)                          6,000
     Transfer agent fees (1)                                     500
     Printing and engraving expenses (1)                         500
     Miscellaneous (1)                                         1,000
                                                             -------
     Total                                                   $35,853
                                                             =======
-----------
(1) Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and ,with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

     The Certificate of Incorporation of Starbase provides that directors shall not be personally liable for monetary damages to Starbase or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to Starbase or its stockholders, intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation of Starbase also authorizes Starbase to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. Starbase has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Certificate of Incorporation of Starbase or as otherwise permitted under Delaware law. Each Indemnification Agreement may require Starbase, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     Starbase maintains a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
     NO.                            DESCRIPTION OF EXHIBIT
  -------                           ----------------------
     4.1        Agreement and Plan of Merger, dated as of February 11, 2001 by and                 (1)
                among the Registrant, World Acquisition Corporation and worldweb.net,
                Inc.

     4.2        Registration Rights Agreement dated as of February 20, 2001 by and                 (2)
                among the Registrant and the former shareholders of worldweb.net,
                Inc.

     4.3        Agreement and Plan of Merger, dated as of February 16, 2001, by and                (3)
                among the Registrant, TBI Acquisition Corp., Technology Builders,
                Inc. and Nicholas Kavadellas.

     4.4        Registration Rights Agreement, dated as of February 23, 2001, as                   (4)
                amended, among the Registrant and the former shareholders of
                Technology Builders, Inc.

     5.1        Opinion of Jenkens & Gilchrist Parker Chapin, LLP.

    23.1        Consent of Jenkins & Gilchrist Parker Chapin, LLP. Included in
                Exhibit 5.1.

    23.2        Consent of Deloitte & Touche LLP

    24.1        Powers of Attorney of certain directors and officers of Starbase.
                Included as part of the signature page on page II-5 of this filing.

---------------

(1) Previously filed with the Commission as Exhibit 2.1 in the Company's Form 8-K (file number 000-25612) on March 6, 2001.

(2) Previously filed with the Commission as Exhibit 2.2 in the Company's Form 8-K (file number 000-25612) on March 6, 2001.

(3) Previously filed with the Commission as Exhibit 2.1 in the Company's Form 8-K (file number 000-25612) on March 9, 2001.

(4) Previously filed with the Commission as Exhibit 2.2 in the Company's Form 8-K (file number 000-25612) on March 9, 2001.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on July 26, 2001.


                                               STARBASE CORPORATION


                                               By: /s/ Douglas S. Norman
                                                   -----------------------------
                                                       Douglas S. Norman
                                                       Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stow III or Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


         Signature                         Title                         Date
         ---------                         -----                         ----
  /s/ William R. Stow III      President, Chief Executive Officer    July 26, 2001
-----------------------------      and Chairman of the Board
      William R. Stow III


  /s/ Donald R. Farrow              Executive Vice President         July 26, 2001
-----------------------------            and Director
      Donald R. Farrow


  /s/ Frank R. Caccamo                      Director                 July 26, 2001
----------------------------
      Frank R. Caccamo


  /s/ John R. Snedegar                      Director                 July 26, 2001
----------------------------
      John R. Snedegar


  /s/ Phillip E. Pearce                     Director                 July 26, 2001
----------------------------
      Phillip E. Pearce


  /s/ Daniel P. Ginns                       Director                 July 26, 2001
----------------------------
      Daniel P. Ginns


  /s/ Barry W. Sullivan                     Director                 July 26, 2001
----------------------------
      Barry W. Sullivan


  /s/ Douglas S. Norman            Chief Financial Officer and       July 26, 2001
----------------------------          Assistant Secretary
      Douglas S. Norman

                                  EXHIBIT INDEX


  EXHIBIT
     NO.                            DESCRIPTION OF EXHIBIT
  -------                           ----------------------
     4.1        Agreement and Plan of Merger, dated as of February 11, 2001 by and                 (1)
                among the Registrant, World Acquisition Corporation and worldweb.net,
                Inc.

     4.2        Registration Rights Agreement dated as of February 20, 2001 by and                 (2)
                among the Registrant and the former shareholders of worldweb.net,
                Inc.

     4.3        Agreement and Plan of Merger, dated as of February 16, 2001, by and                (3)
                among the Registrant, TBI Acquisition Corp., Technology Builders,
                Inc. and Nicholas Kavadellas.

     4.4        Registration Rights Agreement, dated as of February 23, 2001, as                   (4)
                amended, among the Registrant and the former shareholders of
                Technology Builders, Inc.

     5.1        Opinion of Jenkens & Gilchrist Parker Chapin, LLP.

    23.1        Consent of Jenkins & Gilchrist Parker Chapin, LLP. Included in
                Exhibit 5.1.

    23.2        Consent of Deloitte & Touche LLP

    24.1        Powers of Attorney of certain directors and officers of Starbase.
                Included as part of the signature page on page II-5 of this filing.

---------------

(1) Previously filed with the Commission as Exhibit 2.1 in the Company's Form 8-K (file number 000-25612) on March 6, 2001.

(2) Previously filed with the Commission as Exhibit 2.2 in the Company's Form 8-K (file number 000-25612) on March 6, 2001.

(3) Previously filed with the Commission as Exhibit 2.1 in the Company's Form 8-K (file number 000-25612) on March 9, 2001.

(4) Previously filed with the Commission as Exhibit 2.2 in the Company's Form 8-K (file number 000-25612) on March 9, 2001.